Exhibit 10.1

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 25th day of July, 2019 by and among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender, (c) WESTRIVER INNOVATION LENDING FUND VIII, L.P., a Delaware limited partnership (“WestRiver”), as a lender (SVB and WestRiver and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) AXSOME THERAPEUTICS, INC., a Delaware corporation (“Borrower”), whose address is 2000 University Avenue, East Palo Alto, California 94303.

RECITALS

A.            Borrower, Agent and the Lenders have entered into that certain Loan and Security Agreement dated as of March 5, 2019 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.            The Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that the Lenders amend the Loan Agreement to (i) extend the Draw Period and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.            The Lenders have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1          Section 7.1 (Dispositions).  Section 7.1 of the Loan Agreement is amended in its entirety and replaced with the following:

“7.1        Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States.”

2.2          Section 7.3 (Mergers or Acquisitions).  Section 7.3 of the Loan Agreement is amended in its entirety and replaced with the following:

“7.3        Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”

2.3          Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are deleted in their entirety and replaced with the following:

“              “Draw Period” is the period of time commencing upon the occurrence of the Milestone Event and continuing through December 31, 2019.”

“              “Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the original aggregate principal amount of each Term Loan Advance extended by the Lenders to Borrower hereunder multiplied by six and thirty hundredths percent (6.30%) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan Advances, (c) the prepayment of the Term Loan Advances pursuant to Section 2.2(d) or 2.2(e), or (d) the termination of this Agreement.”

“              “Milestone Event” means Borrower has provided Agent and the Lenders with evidence, on or prior to December 31, 2019, satisfactory to Agent in Agent’s and each Lender’s sole but reasonable discretion that Borrower (i) has received positive data with respect to Borrower’s phase 2 clinical trial for AXS-12, sufficient to submit a phase 3 protocol to the FDA and (ii) has not received any objections from the FDA within thirty (30) days after submission of such phase 3 protocol.”

“              “Prepayment Premium” shall be an additional fee, payable to Agent, for the ratable benefit of the Lenders based on their Pro Rata Share, with respect to the Term Loan Advances, in an amount equal to:

(a)           for a prepayment of the Term Loan Advances made on or prior to the first (1st) anniversary of the First Amendment Effective Date, three percent (3.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment;

(b)           for a prepayment of the Term Loan Advances made after the first (1st) anniversary of the First Amendment Effective Date, but on or prior to the second (2nd) anniversary of the First Amendment Effective Date, two percent (2.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment; and

(c)           for a prepayment of the Term Loan Advances made after the second (2nd) anniversary of the First Amendment Effective Date, but prior to the Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment.”

“              “Repayment Schedule” means the period of time equal to thirty (30) consecutive months; provided, however, upon the occurrence of the Milestone Event, the Repayment Schedule shall mean the period of time equal to twenty-four (24) consecutive months.”

“              “Term Loan Amortization Date” is September 1, 2020; provided, however, upon the occurrence of the Milestone Event, the Term Loan Amortization Date shall be March 1, 2021.”

“              “Warrant” means, collectively, (a) that certain warrant to purchase stock dated as of March 5, 2019 between Borrower and S\TB (the “First SVB Warrant”), (b) that certain warrant to purchase stock dated as of March 5, 2019 between Borrower and WestRiver (the “First WestRiver Warrant” and together with the First S\TB Warrant, the “Prior Warrants”), (c) that certain warrant to purchase stock dated as of the First Amendment Effective Date between Borrower and S\TB (the “New SVB Warrant”), and (d) that certain warrant to purchase stock dated as of the First Amendment Effective Date between Borrower and WestRiver (the “New WestRiver Warrant”, and together with the New S\TB Warrant, the “New Warrants”) in each case, as may be amended, modified, supplemented and/or restated from time to time.”

2.4          Section 13 (Definitions).  The following new defined terms are hereby inserted alphabetically in Section 13.1:

“              “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”

“              “First Amendment Effective Date” is July 25, 2019.”

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent or the Lenders may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Amendment to Prior Warrants and Issuance of New Warrants.  On the First Amendment Effective Date, Borrower shall issue the New Warrants to SVB and WestRiver, respectively, and upon such date, each of the Prior Warrants shall be deemed amended to fix the number of shares issuable upon exercise of each such warrant at 29,166 shares, as may be adjusted from time to time in accordance with the Loan Agreement.

5.             Representations and Warranties.  To induce Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and the Lenders as follows:

5.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3          The organizational documents of Borrower delivered to Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting

Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.             Ratification of Perfection Certificate.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of dated as of November 9, 2016, as amended by Schedule 2 to that certain First Amendment to Loan and Security Agreement dated as of November 26, 2018 between Borrower and SVB, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Agent in said Perfection Certificate have not changed, as of the date hereof.

7.             Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Agent of this Amendment by each party hereto and (b) Borrower’s payment to Agent of the Lenders’ legal fees and expenses incurred in connection with this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:

AXSOME THERAPEUTICS, INC.

By:	/s/ Harriot Tabuteau

Name:	Harriot Tabuteau

Title:	Chief Executive Officer

AGENT:

SILICON VALLEY BANK, as Agent

By:	/s/ Lauren Cole

Name:	Lauren Cole

Title:	Director

LENDERS:

SILICON VALLEY BANK

By:	/s/ Lauren Cole

Name:	Lauren Cole

Title:	Director

WESTRIVER INNOVATION LENDING FUND VIII, L.P.

By:	/s/ Trent Dawson

Name:	Trent Dawson

Title:	Chief Financial Officer